Exhibit 99.1

February 19, 2008

Mr. Doug Wheat

Presiding Director

Board of Directors

AMN Healthcare Services, Inc.

12400 High Bluff Drive

San Diego, CA 92130

Dear Doug:

In 1985, Gayle and I started on a journey with an idea and a commitment to make a difference in the healthcare community.  Our idea was that we could help hospitals improve the quality of care to their patients by providing superior temporary healthcare professionals.  Our commitment led to the formation of a company that 23 years later has grown from two people to more than 2,000 employees around the world.

It is humbling to know that the company we founded is now the nation's largest source of quality nurses, physicians and allied health staff.  AMN Healthcare is widely recognized for contributing the quality of care throughout America.  Gayle and I are extremely proud of AMN Healthcare and very appreciative for the talents of the management and team members who have contributed to the success of the company.  Many of these employees joined AMN Healthcare 10, 15 and even 20 years ago and I know they are committed to continuing to help build a stronger company for the future.

After 23 years of an evolving career as co-founder, president, chief executive officer, executive chairman and, today, chairman of AMN Healthcare, I have found another cause to which I am just as committed.  I believe that, once again, with the support of my wife, Gayle, we can make a difference in the community of San Diego.  The most effective way we can help in the betterment of San Diego is by becoming Mayor of the city and assembling a first class, committed team like we did at AMN Healthcare.

This commitment to the people of San Diego requires my full and undivided attention.  Therefore I am choosing to not seek reelection in April to the board of directors of AMN Healthcare.  I appreciate the board's recommendation that I continue to be recognized as Chairman Emeritus, a title I will be proud to hold.

Gayle and I remain shareholders and look forward to a very positive future for AMN Healthcare.

Respectfully yours,

Steven C. Francis